UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2016

Adeptus Health Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36520 (Commission File Number)	46-5037387 (IRS Employer Identification No.)

2941 Lake Vista Drive Lewisville, Texas (Address of principal executive offices)	75067 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 899-6666

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.02     Results of Operations and Financial Condition.

On November 1, 2016, Adeptus Health Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2016.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Increase in Committed Availability under Credit Facility

On November 1,  2016, the Company entered into further amendments under its Senior Secured Credit Facility to add $25.0 million of additional availability under the term loan portion of the facility and $5.0 million of additional availability under the revolving credit portion of the facility, on top of the $20.0 million of incremental availability under the revolving credit portion of the facility secured in an amendment entered into on August 12, 2016.

The applicable margin for the incremental amount of the term loan shall be 4.25% per annum in the case of any Eurodollar rate loan and 3.25% per annum in the case of any base rate loan, provided that the applicable margin shall increase by an additional .50% per annum on the first day of each month after the effective date of the incremental term loan amendment, commencing on January 1, 2017. Up to $15.0 million of the incremental amount of the term loan (the “First Drawing”) shall be available on a single date (the “Initial Drawing Date”) not earlier than December 1, 2016, but prior to December 31, 2016, and up to $10.0 million of the incremental amount of the term loan (the “Second Drawing”) shall be available on a single date (the “Second Drawing Date”) not earlier than December 15, 2016, but prior to January 14, 2017, in each case, on the terms and conditions set forth in the second amendment to the Senior Secured Credit Facility.  Funding of the First Drawing is subject to, among other conditions, (i) the administrative agent’s receipt of satisfactory evidence not later than December 1, 2016 that the Company has established a system of cash flow reporting pursuant to which the Company shall furnish to the administrative agent a consolidated weekly forecast of cash availability and utilization covering a period of at least the 13 full weeks immediately following the week during which such forecast is furnished (a “Cash Flow Forecast”), such Cash Flow Forecast to have been established and provided to the lenders, (ii) the Company shall have retained and made available to the lenders a liquidity consultant by no later than December 1, 2016, (iii) the Company shall have received at least $27.5 million in net proceeds from an issuance of non-cash pay perpetual preferred stock and (iv) no loan party shall have incurred or contracted to incur indebtedness that is guaranteed by a subsidiary that is not a guarantor under the credit facility or secured by a lien on any assets not constituting collateral for the incremental term loans or the collateral that ranks pari passu with, or senior to, the liens that secure the indebtedness under the credit facility.  Funding of the Second Drawing is subject to the same conditions applicable to the First Drawing, plus the following additional conditions: (i) the administrative agent and the lenders under the incremental term loan shall be reasonably satisfied that the results of any Cash Flow Forecast that has been delivered for each of the four weeks preceding the Second Drawing Date shall not vary by more than 15% with respect to the results of any other Cash Flow Forecast delivered during such time, (ii) the administrative agent and the lenders under the incremental term loan shall be reasonably satisfied that the Cash Flow Forecast delivered on the Friday immediately prior to the Second Drawing reflects a positive 13-week cash balance forecast and (iii) the administrative agent and lenders shall have received satisfactory evidence that the borrower under the incremental term loan has at least $50.0 million cash on hand at the time of (but without giving effect to) the Second Drawing, and, to the extent any such cash shall have been received from proceeds of any issuance of any indebtedness, the ratio of (x) the aggregate principal amount of proceeds received from the issuance of any and all equity interests subsequent to the effective date of the incremental term loan amendment to the credit facility to (y) the aggregate principal amount of proceeds received from the issuance of all such indebtedness subsequent to the effective date of the incremental term loan amendment to the credit facility shall be at least 1.35:1.00.    The Company will also pay to the lenders providing the incremental term loan under the Senior Secured Credit Facility certain customary fees, including a ticking fee in an amount equal to 0.50% multiplied by the aggregate amount of incremental term loans, that will be payable beginning on January 1, 2017 and the first day of each month thereafter.  To the extent the all-in-yield paid to the lenders providing the incremental term loans exceeds the all-in-yield paid to the other lenders by more than 0.50% the applicable margin on the loans of such other lenders shall increase by such excess. All other terms of the Senior Secured Credit Facility remain the same.

Item 8.01.    Other Information.

(a)	Appointment of Gregory W. Scott as Chairman of the Board of Directors

On November 1, 2016, the Company announced in a press release that its board of directors has appointed Gregory W. Scott, a member of the board since 2013, as chairman of the board, effective immediately. Mr. Scott succeeds Thomas S. Hall as chairman.  A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(b)	Committed Equity Investment

On October 31, 2016, the Company entered into an agreement with funds affiliated with Sterling Partners, co-founders Rick Covert, the vice chairman of the Company’s board of directors, and Dr. Jack Novak, and Thomas S. Hall, the Company’s chief executive officer (collectively, the “Investors”) pursuant to which the Investors have committed, severally and not jointly, to subscribe for up to 27,500 shares of Series A Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $27.5 million.  The issuance of the Series A Preferred Stock has been approved by the board of directors of the Company upon the recommendation of a special committee of independent directors. The Investors’ commitment is subject to the entry by the Company and them of a definitive securities purchase agreement and the execution and delivery of a definitive agreement providing for at least $30.0 million in incremental term loans, revolving credit loans or a combination thereof under the Senior Secured Credit Facility.

The Series A Preferred Stock will be newly authorized non-convertible, non-voting cumulative redeemable preferred. When and as declared by the Board of Directors, the Company shall pay preferential dividends in cash (the “Preferred Return”).  The Preferred Return shall be payable on a quarterly basis on the 15th of each March, June, September and December, commencing on March 15, 2017, and accumulate daily at the rate of 8.0% per annum, commencing on the date of issuance.    To the extent such dividends are not declared and paid, such dividends will accumulate. No dividends shall be payable on or repurchases made with respect to any of the Company’s common stock or other securities ranking junior to the shares of Series A Preferred Stock to the extent there are any accumulating and unpaid dividends on the shares of Series A Preferred Stock.  The holders of the shares of Series A Preferred Stock will not be entitled to any dividends except for the Preferred Return.

In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of the common stock a per-share amount equal to the $1,000 purchase price, plus any accumulated and unpaid dividends (the “Liquidation Preference”). After the payment of the Liquidation Preference, the holders of the Series A Preferred Stock will not be entitled to participate in distributions to the holders of the Company’s common stock. The Series A Preferred Stock will be non-voting and will not be convertible into the Company’s common stock.

During the 30 day period following the consummation of a transaction constituting a “change of control” (to be customarily defined), each Investor will have the right upon three business days’ notice to the Company to cause the Company to redeem any or all of the shares of Series A Preferred Stock held by such Investor. Such redemption will be at a purchase price equal to the then-current Liquidation Preference.

The Company will have the right to redeem the Series A Preferred Stock upon three business days’ notice to the holders. Such redemption will be at a purchase price equal to: (i) 104.0% of the Liquidation Preference at any time prior to the first anniversary of the issuance of the Series A Preferred Stock; (ii) 102.0% of the Liquidation Preference at any time on or after the first anniversary of the issuance of the Series A Preferred Stock and prior to the second anniversary of the issuance of the Series A Preferred Stock; or (iii) 100.0% of the Liquidation Preference at any time on or after the second anniversary of the issuance of the Series A Preferred Stock.

On the tenth anniversary of the issuance of the Series A Preferred Stock, any remaining shares of the Series A Preferred Stock outstanding shall be redeemed by the Company at a price per share equal to the then-current Liquidation Preference.

At such time as the Company reports Adjusted EBITDA (as such term is defined and calculated pursuant to the Company’s earnings release for the second quarter of 2016) of $125.0 million or more (on a trailing twelve-month basis) for two consecutive fiscal quarters, the Company agrees, subject to compliance with its credit agreements, to use commercially reasonable efforts (as determined by the Company’s board of directors in its sole discretion) to effectuate one or more refinancing transactions resulting in the redemption of all of the outstanding shares of Series A Preferred Stock pursuant to the redemption provisions described in the second preceding paragraph (subject to the waiver of any applicable redemption premium).

The approval of a majority of holders of the outstanding shares of Series A Preferred Stock shall be required for (i) the issuance by the Company of any series of capital stock ranking senior to the Series A Preferred Stock or (ii) the incurrence by the Company, Adeptus Health LLC or any of their respective subsidiaries of new indebtedness (determined in accordance with GAAP in effect as of the date hereof and excluding non-recourse indebtedness) in excess of $400.0 million in the aggregate.

(c)	Stockholder Litigation

On October 27, 2016, a complaint was filed by the Oklahoma Law Enforcement Retirement System against the Company in the United States District Court for the Eastern District of Texas.  The complaint also names as defendants, among others, the members of the Company’s board of directors, Sterling Partners and the joint book-running managers in the Company’s secondary public offering of shares of its Class A common stock completed in July 2015 (the “SPO”).  The lawsuit, a putative class action filed on behalf of all persons similarly situated, alleges material misstatements and omissions in the registration statement relating to the SPO and in the Company’s SEC filings and other corporate reports and public announcements in violation of the federal securities laws.  The action seeks relief on behalf of all purchasers of the Company’s shares of Class A common stock in the SPO under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, and on behalf of purchasers of the Company’s shares of Class A common stock between April 23, 2015 and November 16, 2015 under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.  The Company believes that the claims are without merit and intends to vigorously defend the action.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 1, 2016 Announcing Third Quarter 2016 Results.
99.2	Press Release dated November 1, 2016 Announcing Appointment of Gregory W. Scott as Chairman of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adeptus Health Inc.
(Registrant)

By:	/s/ Frank R. Williams Jr.
Name:	Frank R. Williams Jr.
Title:	Chief Financial Officer

November 1, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 1, 2016 Announcing Third Quarter 2016 Results.
99.2	Press Release dated November 1, 2016 Announcing Appointment of Gregory W. Scott as Chairman of the Board of Directors.